Exhibit 99.1

Press Release                                  Source: eLEC Communications Corp.

       eLEC Communications Secures $2 Million Financing with Laurus Funds

WHITE PLAINS, N.Y. - December 2, 2005 - eLEC Communications Corp. (OTCBB:ELEC) today announced that it has raised $2 million from the sale of its three-year fixed price secured convertible note to Laurus Master Fund, Ltd. ("Laurus Funds"). The proceeds of the sale will be used primarily to support the growth of its wholly-owned Voice over IP (VoIP) subsidiary, VoX Communications.

Under the terms of the Laurus Funds financing, the note is payable in cash or convertible into shares of eLEC's common stock at a conversion price of $0.61 per share. The note bears an interest rate equal to the Wall Street Journal Prime Rate plus 2% and may be adjusted downward under certain circumstances. eLEC will file a Current Report on Form 8-K to further disseminate details of the transaction, including items such as registration rights and warrants.

"We are very pleased with our funding agreement with Laurus," said Paul Riss, eLEC's CEO. "This financing provides us with cash to grow our VoIP business and increases our ability to win a bigger share of the rapidly evolving VoIP marketplace."

About VoX CommunicationsBased in Celebration, Fla., VoX Communications (a wholly owned subsidiary of eLEC Communications Corp.) offers wholesale broadband voice, origination and termination services for cable operators, carriers, ISPs, CLECs, resellers and other wireless and wireline operators, as well as enhanced VoIP telephone service to the small business and residential marketplace. VoX's VoIP services are a feature-rich, low-cost and high-quality alternative to traditional landline phone service.

About eLEC Communications eLEC

Communications Corp. is a telecommunications holding company that is taking advantage of the convergence of the technological and regulatory developments in the Internet and telecommunications markets. eLEC's operating subsidiaries provide an integrated suite of telephone services to business and residential customers, including local, long distance, dedicated access, and VoIP. For more information, visit www.elec.net.

This release contains forward-looking statements that involve risks and uncertainties. eLEC's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in eLEC's Annual Report on Form 10-KSB for the year ended November 30, 2004 and Quarterly Report on Form 10-QSB for the period ending August 31, 2005, and any subsequent SEC filings.

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For more information, please contact:

Kim Martin
eLEC Communications Corp.
813.217.9777
kmartin@voxcorp.net
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